Exhibit 21.1
NUANCE COMMUNICATIONS, INC.
SUBSIDIARIES OF THE REGISTRANT
SEPTEMBER 30, 2005

Subsidiary Name	Jurisdiction
ScanSoft Japan KK	Japan
Caere Corporation	Delaware
ScanSoft Recognita Corp.	Hungary
Caere Kft	Hungary
Caere FSC Corporation	Guam
Formonix, Inc.	Colorado
ScanSoft Belgium BVBA	Belgium
ScanSoft BV	The Netherlands
ScanSoft Europe Ltd.	United Kingdom
ScanSoft UK Limited	United Kingdom
ScanSoft GmbH	Germany
ScanSoft SARL	France
ScanSoft SpA	Italy
ScanSoft AB	Sweden
Oscanso, Ltd.	United Kingdom
ScanSoft Australia Pty. Ltd.	Australia
ScanSoft Aachen GmbH	Germany
ScanSoft Taiwan	Taiwan, ROC
ScanSoft Canada, Inc.	Canada
McGwire LLC	Delaware
SpeechWorks International, Inc.	Delaware
SpeechWorks International, Holdings, Inc.	Delaware
SpeechWorks Europe BV	The Netherlands
SpeechWorks Acquisition, Inc.	Delaware
SpeechWorks Securities Corp.	Massachusetts
SpeechWorks (BVI) Ltd.	British Virgin Islands
SpeechWorks Asia Pacific Pte. Ltd.	Singapore
Locus Dialogue Technologies USA, Inc.	Delaware
Telelogue, Inc.	Delaware
Rhetorical Group plc	United Kingdom
Rhetorical Systems Limited	United Kingdom
Rhetorical, Inc.	Delaware
ART Advanced Recognition Technologies, Inc.	Delaware
ART Advanced Recognition Technologies, Ltd.	Israel
Phonetic Systems Ltd.	Israel
Phonetic Systems, Inc.	Delaware
Phonetic Systems UK	United Kingdom
Nova Acquisition LLC	Delaware
Nuance Communications USA, Inc.	Delaware
Nuance Communications International, Inc.	Delaware
Nuance Communications Limited	United Kingdom
Nuance Communications Montreal Limited	Canada
1448451 Ontario Inc.	Canada
Nuance Communications Hong Kong Limited	Hong Kong
Nuance Communications Singapore Pte. Limited	Singapore
Nuance Communications Ltd	Brazil
Nuance Communications Spain S.L.	Spain
Nuance Communications Gmbh	Germany

Subsidiary Name	Jurisdiction
Nuance Communications KK	Japan
Nuance Communications Korea Inc.	Korea
Nuance Communications Italy SRL	Italy
Nuance Communications Australia	Australia